Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Standard Motor Products, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333‑211461, No. 333-174330, and No. 333-134239) on Form S-8 of Standard Motor Products, Inc. and subsidiaries of our reports dated February 22, 2018 , with respect to the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II, Valuation and Qualifying Accounts, (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Standard Motor Products, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
February 22, 2018